Exhibit 16.1

Letter re Change in Certifying Accountant, dated September 7, 2005, from KPMG LLP to the Securities and Exchange Commission.

[Letterhead of KPMG LLP]

September 7, 2005

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Axeda Systems Inc. and, under the date of March 30, 2005, we reported on the consolidated financial statements of Axeda Systems Inc. as of and for the years ended December 31, 2004 and 2003. On August 31, 2005, our appointment as principal accountants was terminated. We have read Axeda Systems Inc.’s statements included under Item 4.01 of its Form 8-K dated August 31, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with Axeda Systems Inc.’s statements that the Company appointed Carlin, Charron & Rosen, LLP to serve as the Company’s independent registered public accounting firm, or that Carlin, Charron & Rosen, LLP were not consulted with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Axeda Systems Inc.’s consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Very truly yours,

/s/ KPMG LLP